Exhibit 10.17

CitationShares Director’s Evaluation Program

Non-employee directors participate in the CitationShares Director’s Evaluation Program established by Textron to provide ongoing evaluation of the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company, a wholly-owned subsidiary of Textron, and TAG Aviation USA.  Under the program, Textron purchased a one-eighth ownership share of two Cessna Citation aircraft from CitationShares entitling it to a fixed number of hours of usage of the aircraft during the year, and makes flight time available for personal use to the non-employee directors.  Following each flight, a participating director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus.  The aircraft also are utilized by Textron for travel by executives and directors to and from Board meetings and other Board-related activities.  Participating directors are required to reimburse Textron for its cost per hour of flight time purchased, to the extent their personal use of the aircraft exceeds ten hours of flight time per calendar year.